EXHIBIT 5

AMENDMENT NO. 3 TO SHARE PURCHASE AND SALE AGREEMENT

AMENDMENT NO. 3 dated as of August 1, 2007 (this “Amendment No. 3”), to the Share Purchase and Sale Agreement dated as of June 21, 2006, as amended by Amendment No. 1 dated as of December 18, 2006 and Amendment No. 2 dated as of April 26, 2007 (the “Agreement”), between IBASIS, INC., a Delaware corporation (“Seller”) and KPN B.V., (formerly KPN Telecom B.V.) a private limited liability company with its registered office at Maanplein 55, The Hague, and incorporated under the laws of the Netherlands (“Purchaser”).  Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Agreement.

WHEREAS, Seller and Purchaser entered into that certain Agreement on June 21, 2006;

WHEREAS, Seller and Purchaser amended the Agreement on December 18, 2006, to confirm access to certain information of Seller and extend the Outside Date of the Agreement;

WHEREAS, Seller and Purchaser amended the Agreement on April 26, 2007, to revise the Conditions to Closing, waive certain potential breaches of the Agreement and extend the Outside Date of the Agreement; and

WHEREAS, pursuant to Section 10.13 of the Agreement, Seller and Purchaser desire to further amend the Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1.    Amendment to Section 2.04(d) of the Agreement.  Section 2.04(d) of the Agreement is hereby amended by deleting the number “45” from the first line thereof and replacing it with “30.”

SECTION 2.         Amendment to Article III of the Agreement.  The preamble to Article III of the Agreement is hereby amended and restated in its entirety to read as follows:

“Seller represents and warrants to Purchaser that, as of the date of Amendment No. 3 to this Agreement (the “Amendment No. 3”) and as of the Closing Date, except as set forth in the reports, schedules, forms, statements and other documents filed by Seller with the US Securities and Exchange Commission (the “SEC”), and publicly available prior to the date of Amendment No. 3 (the “Filed Seller SEC Documents”), or in the letter, dated as of the date of Amendment No. 3, from Seller to Purchaser (the “Seller Disclosure Letter”), provided, that when representations made below with respect to the matters as of the Closing Date, such representations shall be deemed to be made immediately prior to giving effect to the Closing of the Transactions:”

SECTION 3.         Amendment to Article IV of the Agreement.  The preamble to Article IV of the Agreement is hereby amended and restated in its entirety to read as follows:

“Purchaser represents and warrants to Seller that, as of the date of Amendment No. 3 and as of the Closing Date, except as set forth in the letter, dated as of the date of Amendment No. 3, from Purchaser to Seller (the “Purchaser Disclosure Letter”), provided, that when representations made below with respect to the matters as of the Closing Date, such representations shall be deemed to be made immediately prior to giving effect to the Closing of the Transactions, but after giving effect to the Restructuring (as defined in Section 5.11):”

SECTION 4.         Amendment to Section 6.02(a) of the Agreement.  Section 6.02(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and correct (without regard to materiality qualifiers), as of the date of Amendment No. 3 and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect. Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of Seller to such effect.”

SECTION 5.         Amendment to Section 6.03(a) of the Agreement.  Section 6.03(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Representations and Warranties. The representations and warranties of Purchaser made in this Agreement shall be true and correct (without regard to materiality qualifiers) as of the date of Amendment No. 3 and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a WVS-I Material Adverse Effect. Seller shall have received a certificate signed by the chief executive officer and chief financial officer of Purchaser to such effect.”

SECTION 6.         Agreement.  Except as specifically amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof.  This Amendment No. 3 is without prejudice to any other rights or claims by either Seller or Purchaser existing prior to or after the date hereof under the Agreement.  After the date hereof, any reference to the Agreement shall mean the Agreement as amended hereby.  In the event of any inconsistency or conflict between the terms and provisions of the Agreement and this Amendment No. 3, the terms and provisions of this Amendment No. 3 shall govern and be binding.  The terms and provisions contained in this Amendment No. 3 shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 7.         Governing Law.  This Amendment No. 3 and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

SECTION 8.         Counterparts.  This Amendment No. 3 may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person, by facsimile, or by electronic image scan.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Amendment No. 3 as of the date first written above.

IBASIS, INC.,

by

Name: Title:

KPN B.V.,

by

Name: Title:

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